Exhibit 10.13

asapr

Public Relations & Marketing

April 1, 2008

Mr. Nick Popravsky
Vice President, Sales/Marketing
Eternal Image
28800 Orchard Lake Road
Suite 130
Farmington Hills, MI 48334

Dear Nick:

Per our conversation, this letter extends our current contract for public relations services for the period of April 1, 2008 through March 31, 2009. The monthly fee will be $6,000. Based on previous conversations between Eternal Image and a.s.a.p.r., this fee will be renegotiable within the contract year should Eternal Image obtain long-term funding. The new fee would not exceed $8,500 per month in that case.

Please sign below to render effective.

We thank you for your continued confidence in our firm. We look forward to working with you and your team during the coming year.

Best regards,

Robbie Tarpley Raffish
President

Agreed to by:

4/1/08

Nick Popravsky
for Eternal Image

Date

asapr

Public Relations & Marketing

March 6, 2006

To: Clint Mytich
President
Eternal Image

Fr: Robbie Tarpley Raffish

Re: Contract

Cc: Nick Popravsky

Dear Clint,

I cannot adequately convey the excitement in our office today – we are so pleased to have been given the green light to work with you on the public launch of Eternal Image.

Per my conversation with Nick, attached is the contract to which we agreed. I have made one addition. When we wrote this plan initially it was for six months; Nick suggested the final be for one year (which we are more than pleased to do.) Because of that I wanted to make reference to the fact that after launch you will have an ongoing, meaningful PR program – we won't just stop after the sixth month!

Please call me if you have any questions. I will start booking my travel to Novi (March 22-23) this week.

Best,

RR

5 pages via fax

a.s.a.p.r. • PO Box 10 • sharptown, md 21861
410/883-2000 • www.asapr.com

d. Web site copy (we can also manage design, should that be needed)
e. Early basic premium for media and prospects
f. Trade show schedule and materials
    i. Trade show booth reservations
    ii. Booth copy/design to follow
g. Recommend Best Practices – steps you can take within your team to ensure that your message reaches all possible supporters
h. Create standards guidelines for the use of your team's name in ads, media and on merchandise

Phase Three – Launch (4 weeks)

This is it – you announce as you have planned, whether it is by press conference, satellite media tour, industry event and/or other opportunities. Media relations are key in this phase – this is when you tell your story – how you create the legend.

Communication with other audiences as suggested above will also be of prime importance as initial product begins to be available.

Phase Four – Continuum (9 months)

At this point you are communicating fully with all audiences and simultaneously executing your next steps in the plan – likely trade shows, line extension announcements, acquiring more licenses and the like. The key here is to keep planning – to not be caught without knowing "what's next?" by the end of this phase you will have established a basic culture and legend for Eternal Images.

During this phase we will work with you to strategize and implement a consistent, ongoing media relations program to keep Eternal Image in the public eye.

Fees & Expenses

The lion's share of the cost of public relations is *time* - the time required to strategize, write, edit, manage media relations, report and evaluate. The fee below is estimated to cover all the time needed to develop, create and implement all the materials and projects noted above.

Because this is a national media story, and because of the speed at which materials will need to be generated, the account (at least initially) will require an account director (me), as well as a national media relations specialist (someone we have had excellent partnerships with) as well as an account executive and an account coordinator (for administration.)

As Nick Popravsky and I agreed to by phone, the cost of this program will be $73,500. It will be billed over a one year period, payable as follows:

- April, May & June 2006: $5,000 each
- July 2006 – March 2007: $6,500 each

In addition, expenses such as telephone, fax, photocopies, postage, premiums, materials, printing and other expenses will be billed monthly. Each expense incurred that exceeds $100 will be approved in advance by the Client. Expenses will be billed separately and include a 15% Agency surcharge on each cost above $100. (Those that can be billed directly to the Client are not included.)

There will likely be event costs for either a news conference, trade show event or satellite media tour; we will not know this until our strategy/planning phase is complete.

As also agreed by phone, we will begin the project on March 22, 2006 (at the kick-off meetings in Novi). This contract will extend though March 31, 2007.

Eternal Image shall indemnify and hold harmless a.s.a.p.r. from any and all loss, liability or expense, which a.s.a.p.r. may incur, suffer or be required to pay in connection with the defense and/or settlement of any claim, suit, action or proceeding brought by any person, entity or organization directly arising out of any gross negligence or intentional wrongful act by Eternal Image.

Under this agreement, the relationship between Eternal Image and a.s.ap.r. shall be that of independent contractors. Neither party shall be deemed, directly or indirectly, to be the agent or representative, legal or otherwise, of the other party or any Affiliate of the other party, for any purpose whatsoever. Except as expressly permitted herein, neither party shall have any right or authority to assume or create any obligation or responsibility on behalf or in the name of the other party or any Affiliate of the other party.

Either party can cancel this contract with 60 days written notice. In the event that Eternal Image cancels the contract, it will be required to cover a.s.a.p.r.'s fee for that period of time (60 days) as noted above, as well as all authorized expenses up to and including those incurred on the last day of the 60 days. All materials created expressly for Eternal Image by a.s.a.p.r. are the property Eternal Image and will be returned to Eternal Image at that time.

We are THRILLED you have selected a.s.a.p.r. to represent you and we look forward to working with you in the coming year.

Best regards,

Robbie Tarpley Raffish

Approved by: 03-14-06

Clint Mytich, President, Eternal Image Date